Exhibit 11

Wilmar Industries, Inc.

COMPUTATION OF EARNINGS PER SHARE

                                                                                  Three Months                     Three Months
                                                                                      Ended                            Ended
                                                                                 March 28, 1997                   March 29, 1996
------------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                       $     3,303,561                  $    1,625,612

Provision for Income Taxes                                                             1,231,700                         666,000
                                                                                 ----------------                 ---------------

Net Income                                                                       $     2,071,861                  $      959,612
                                                                                 ================                 ===============

Weighted Average Shares Outstanding during the period                                 13,048,371                       8,985,934

Common Stock Equivalents:
  Preferred Stock                                                                                                        731,972

Items issued within one year of IPO:(1)
  Common Stock
  Stock Options                                                                          270,291                         228,380
                                                                                 ----------------                 ---------------

Total Weighted Average Shares Outstanding                                             13,318,662                       9,946,286
                                                                                 ================                 ===============
Net Income Per Share                                                             $          0.16                  $         0.10
                                                                                 ================                 ===============

(1)Common stock issued and stock options granted at prices lower than the assumed initial public offering price within a one year period prior to an initial public offering are included in the calculation (using the treasury stock method and the assumed initial public offering price) as if they were outstanding for all periods presented.


FULLY DILUTED EARNINGS PER SHARE

Fully diluted earnings per share differs from primary earnings per share by less than 3%.